Exhibit 99.1

Penn Virginia Corporation Board Names John Brooks Chief Executive Officer;

Harry Quarls Appointed Executive Chairman

HOUSTON, TX (GLOBE NEWSWIRE), August 15, 2017 - Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced that its Board of Directors (the “Board”) has appointed John A. Brooks as President and Chief Executive Officer and as a director of the Company. Additionally, Harry Quarls, the currently presiding Chairman of the Board, has been appointed to the newly created officer position of Executive Chairman. Each appointment is effective today, August 15, 2017.

Mr. Brooks has more than 33 years of energy industry and 24 years of management experience and over 15 years with Penn Virginia. Most recently, Mr. Brooks served as Interim Principal Executive Officer of the Company since September 2016. Mr. Brooks also has served as Executive Vice President and Chief Operating Officer of the Company since January 2014. Previously to those roles, he served as the Company’s Executive Vice President, Operations from February 2013 to January 2014, Senior Vice President from February 2012 to February 2013 and Vice President from May 2008 to February 2012 and as Penn Virginia Oil & Gas Corporation’s Vice President and Regional Manager from October 2007 to February 2012, Operations Manager from January 2005 to October 2007 and Drilling Manager from February 2002 to January 2005. He received his B.S. in Petroleum Engineering from the University of Texas at Austin in 1984.

Mr. Quarls, Chairman of the Board of Penn Virginia since September 2016, is currently a Managing Director at Global Infrastructure Partners. He also serves as a director of Rosehill Resources, Inc., Fairway Resources LLC, Opal Resources LLC, US Oil Sands Corporation and SH 130 Concessions LLC. He is Chairman of the Board of Directors of US Oil Sands Corporation and SH 130 Concessions LLC. Mr. Quarls previously served as Chairman of the Board of Directors of Trident Resources Corp. and Woodbine Holdings LLC, and he also served as a Managing Director and Practice Leader for Global Energy at Booz & Co., a leading international management consulting firm, and as a member of Booz & Co.’s Board of Directors. Mr. Quarls earned an M.B.A. degree from Stanford University and also holds ScM. and B.S. degrees, both in chemical engineering, from M.I.T. and Tulane University, respectively.

“We are thrilled that we have John to lead our management team as we look to enter a new period of growth and enhanced profitability,” said Mr. Quarls. “The Board believes that the company has outstanding assets and is well-positioned strategically and that John is the right person to capitalize on our recent successes, take the company to the next level and, through operational excellence, enter into a new period of enhanced growth, profitability and shareholder value creation. He is a proven and highly-respected leader with Penn Virginia and has significant industry, operational and managerial experience. I am also excited to join the management team as we embark on the next phase of the Company’s growth.”

“I am excited to be leading the Company at this time in its history,” said Mr. Brooks. “I look forward to continuing to work with Harry and the other members of the Board of Directors and Penn Virginia’s dedicated workforce to capitalize on Penn Virginia’s valuable portfolio of assets and competitive cost structure to continue to bring enhanced value to our stakeholders. I have no doubt that Harry will add significant value to the Company as Executive Chairman.”

About Penn Virginia Corporation

Penn Virginia Corporation is an independent oil and gas company engaged in the exploration, development and production of oil, NGLs and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Contact:

Steve Hartman

Chief Financial Officer

(713) 722-6529

invest@pennvirginia.com